Exhibit 99.1

COOPER STANDARD REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

•	Net income of $11.6 million or $0.44 fully diluted earnings per share

•	Full year sales guidance reaffirmed

NOVI, Mich., Nov. 7, 2012 - Cooper-Standard Holdings Inc. (OTCBB: COSH), the parent company of Cooper Standard Automotive, a leading global supplier of systems and components for the automotive industry, today announced financial results for the third quarter ended September 30, 2012. The Company also reaffirmed its previous sales outlook for 2012.

Third quarter and nine months ended September 30, 2012 results

The Company reported revenue of $684 million for the third quarter of 2012, compared to $708.5 million in the third quarter of 2011. Sales were positively impacted by increased volumes in North America, offset by unfavorable foreign exchange of $42.5 million and decreased volumes in Europe. For the nine months ended September 30, 2012, revenue was $2.18 billion, compared to $2.16 billion in the same period in 2011, an increase of $26 million or 1.2 percent.

Cooper Standard Chief Executive Officer Jeffrey S. Edwards commented, “Our global footprint has been invaluable in managing headwinds in challenging markets. Cooper Standard has been able to deliver a relatively strong quarter despite lower volumes and ongoing weakness in Europe. As we support our customers, Cooper Standard will continue to win diverse global platform business, while focusing on meeting the demand for more fuel efficient technologies.”

Gross profit for the quarter was $103.1 million or 15.1 percent of sales, compared to $108.6 million or 15.3 percent of sales in the third quarter of 2011. Gross profit was positively affected by volume and vehicle mix, raw material recovery and lean savings, offset by costs related to vehicle launch activities, footprint adjustments and increases in raw material prices.

The Company reported net income of $11.6 million or $0.44 per share on a fully diluted basis in the third quarter of 2012, compared to $15.7 million or $0.58 per share in 2011. Third quarter net income reflected the same factors that primarily impacted gross profit as well as higher restructuring charges, offset by increased equity earnings from non-consolidated joint ventures and foreign exchange. Net income for the nine months ended September 30, 2012 was $112.7 million, which included a $48.3 million benefit related to the reversal of the valuation allowance on the Company’s deferred income tax assets in the United States recorded in the second quarter, as compared to net income of $79.6 million in the same prior year period.

Adjusted EBITDA for the third quarter was $69.8 million, as compared to $73.4 million in 2011. For the nine month period ended September 30, 2012, adjusted EBITDA was $227.1 million, compared to $257.5 million in the prior year period.

2012 guidance

The Company reaffirmed its previous sales outlook for 2012 and updated its guidance on other items. Assuming annualized light vehicle production volumes for 2012 are 15.1 million units in North America and 19.0 million units in Europe, the Company expects:

•	Sales - $2.85 billion to $2.95 billion

•	Capital expenditures - $120 million to $130 million

•	Cash restructuring expenses - $40 million to $45 million

•	Cash taxes - $20 million to $25 million

Net income to adjusted EBITDA reconciliation

The following table provides a reconciliation of EBITDA and adjusted EBITDA to net income, which is the most comparable U.S. GAAP financial measure (dollars in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
Net income	$15.7	$11.6	$79.6	$112.7
Provision (benefit) for income tax expense	8.0	5.4	26.8	(32.8)
Interest expense, net of interest income	9.6	11.3	30.2	33.3
Depreciation and amortization	31.7	29.1	92.0	91.2

EBITDA	$65.0	$57.4	$228.6	$204.4
Restructuring (1)	6.5	10.2	48.1	15.8
Noncontrolling interest restructuring (2)	(1.3)	(0.2)	(19.0)	(0.5)
Net gain on partial sale of joint venture (3)	—	—	(11.4)	—
Stock-based compensation (4)	3.0	2.4	8.3	7.4
Inventory write-up (5)	—	—	0.7	—
Acquisition costs (6)	0.2	—	2.2	—

Adjusted EBITDA	$73.4	$69.8	$257.5	$227.1

(1)	Includes non-cash restructuring.
(2)	Proportionate share of restructuring costs related to FMEA joint venture.
(3)	Net gain on partial sale of ownership percentage in joint venture.
(4)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.
(5)	Write-up of inventory to fair value for the USi, Inc. and the FMEA joint venture, net of noncontrolling interest.
(6)	Costs incurred in relation to the FMEA joint venture agreement.

Management considers EBITDA and adjusted EBITDA as key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. Adjusted EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and certain non-recurring items that management does not consider to be reflective of the Company’s core operating performance.

When analyzing the Company’s operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company’s performance. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA, it should be noted that in the future Cooper Standard may incur expenses similar to or in excess of the adjustments in the above presentation. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard’s future results will be unaffected by unusual or non-recurring items.

Conference call details

Cooper Standard’s executive team will host a conference call and webcast on Friday, Nov. 9 at 9 a.m. ET to discuss its third quarter 2012 results, provide a general business update and respond to investor questions.

An interactive webcast will also be available by clicking here.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 64619384 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

Individuals unable to participate during the live teleconference or webcast may visit the investors’ portion of the Cooper Standard website (http://www.ir.cooperstandard.com) for a webcast or podcast replay of the presentation.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include body sealing, thermal and emissions, fluid and anti-vibration systems. Cooper Standard employs more than 21,000 people globally and operates in 19 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release includes forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act, reflecting management’s current analysis and expectations, based on what are believed to be reasonable assumptions. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may” and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future results and may involve known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, including, without limitation, the risks and uncertainties set forth in the Company’s most recent Annual Report on the Form 10-K, subsequent Quarterly Reports on Form 10Q, and other Securities and Exchange Commission filings. The forward-looking statements in this press release are made as of the date hereof and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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COSH_F

Contact for Analysts:	Contact for Media:
Glenn Dong	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6031	(248) 596-6211
investorrelations@cooperstandard.com	sswenzl@cooperstandard.com

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